                                                                  EXHIBIT (A)(5)

May 29, 1998
Special Committee of the Board of Directors
Pollo Tropical, Inc.
7300 North Kendall Drive
Miami, Florida 33156

Gentlemen:

     We understand that Carrols Corporation, a Delaware corporation ('Buyer'), and Pollo Tropical, Inc., a Florida corporation ('Seller'), propose to enter into an Agreement and Plan of Merger pursuant to which (i) Buyer will promptly commence a tender offer (the 'Tender Offer') to purchase all of the outstanding shares of common stock, $0.01 par value per share, of Seller ('Seller Common Stock') for $11.00 per share in cash (the 'Tender Offer Consideration') and (ii) as promptly after the completion of the Tender Offer as practicable, Buyer will cause Seller to merge into Buyer (the 'Merger'). Pursuant to the Merger, the then outstanding shares of Seller Common Stock (other than shares held in treasury, shares held by Buyer and shares held by dissenting shareholders) will be converted into the right to receive $11.00 per share in cash (the 'Merger Consideration'). The Tender Offer and the Merger are collectively referred to herein as the 'Transaction', and the Tender Offer Consideration and the Merger Consideration are collectively referred to herein as the 'Consideration'. The terms and conditions of the Transaction as we understand them are set forth in more detail in the draft Agreement and Plan of Merger provided to us by Seller's legal counsel (the 'Merger Agreement').

     You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller (other than Buyer or its affiliates) pursuant to the Transaction is fair to such shareholders from a financial point of view, as of the date hereof.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller, including the consolidated financial statements for recent years and interim periods through March 29, 1998, and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the draft Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock; (iv) compared Seller from a financial point of view with certain other companies in the restaurant industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the restaurant industry which we deemed to be comparable, in whole or in part, to the Transaction; (vi) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by management of Seller, including the business plan and related assumptions of Seller; (vii) made inquiries regarding and discussed the Transaction and the draft Merger Agreement and other matters related thereto with Seller's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by management of Seller, upon your advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Seller as to the future financial performance of Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's assets, financial condition, results of operations, business or prospects since the respective dates of its last financial statements made available to us. We have relied on advice of the counsel and the independent accountants to Seller as to all legal, tax and financial reporting matters with respect to Seller, the Merger, the Tender Offer and the draft Merger Agreement. We have assumed that the Merger and the Tender Offer will be consummated in a manner that complies in all respects with the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligations to update, revise or reaffirm this opinion.

     We have further assumed with your consent that the Tender Offer and the Merger each will be consummated in accordance with the terms described in the draft Merger Agreeement, without any amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

     We have acted as a financial advisor to Seller in connection with the Transaction and will receive a fee for our services, including for rendering this opinion, a significant portion of which is contingent upon the consummation of the Transaction. In the ordinary course of our business, we trade the equity securites of Seller for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offers of securities of Seller. Additionally, we may participate directly or indirectly in arranging, underwriting or providing debt or equity financing to Buyer in connection with the Transaction or in connection with subsequent financing (or refinancing) transactions involving Buyer.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller (other than Buyer or its affiliates) pursuant to the Transaction is fair to such shareholders from a financial point of view, as of the date hereof.

     This opinion is directed to the Special Committee of the Board of Directors of Seller in connection with its consideration of the Transaction and is not a recommendation to any shareholder (i) as to whether such shareholder should tender any Seller Common Stock into the Tender Offer or (ii) as to how such shareholder should vote with respect to the Merger. Shareholders of Seller are neither addressees nor intended beneficiaries of our opinion (which is addressed solely to the members of the Special Committee of the Board of Directors of Seller for their personal use in connection with their review and approval of the Transaction) or our underlying financial analysis, and no shareholder of Seller may rely or allege any reliance on our opinion or analysis (in connection with such shareholder's consideration of the merits of the Transaction or otherwise). Further, this opinion addresses only the financial fairness of the Consideration to the shareholders of Seller (other than Buyer or its affiliates) as of the date hereof, and does not address any other aspect of the Transaction including, without limitation, the relative merits of the Transaction, any alternatives to the Transaction or Seller's underlying decision to proceed with or effect the Transaction. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in its entirety in any Schedule 14D-9 or proxy statement filed by Seller with the Securities and Exchange Commission in connection with the Tender Offer or the Merger that requires a description of the factors considered by the Special Committee of the Board of Directors of Seller in connection with its approval of the Transaction.

                                          Very truly yours,
                                          /s/ NationsBanc Montgomery
                                          Securities LLC